EXHIBIT 10.1

EIGHTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

    This Amendment, dated as of October 13, 1999, is made by and between MEDICAL GRAPHICS CORPORATION, a Minnesota corporation (the "Borrower") and WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the "Lender").

Recitals

    The Borrower and the Lender have entered into a Credit and Security Agreement dated as of March 31, 1997 as amended by a First Amendment to Credit and Security Agreement dated as of July 10, 1997, Second Amendment to Credit and Security Agreement dated as of November 12, 1997, Third Amendment to Credit and Security Agreement dated as of March 26, 1998, Fourth Amendment to Credit and Security Agreement dated as of August 14, 1998, Fifth Amendment to Credit and Security Agreement dated as of September 10, 1998, Sixth Amendment to Credit and Security Agreement dated as of March 25, 1999 and Seventh Amendment to Credit and Security Agreement dated as of June 16, 1999 (as so amended, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

    The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

    1.  Defined Terms.  Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

      " 'Eighth Amendment' means the Eighth Amendment to Credit and Security Agreement by and between the Borrower and the Lender, dated as of October 13, 1999."

      " 'Eighth Amendment Effective Date' means the date on which the conditions precedent set forth in Paragraph 4 of the Eighth Amendment are either fulfilled or waived by the Lender."

      " 'Maximum Line' means, unless said amount is reduced pursuant to Section 2.9, in which event it means the amount to which said amount is reduced: (1) from the Eighth Amendment Effective Date to and including December 31, 1999, $4,500,000, and (2) from January 1, 2000 and thereafter, $4,100,000."

      " 'Overadvance Component' means (a) from June 16, 1999 through December 31, 1999, the lesser of 20% of Eligible Inventory or $500,000, and (b) thereafter, $0."

      " 'Revolving Note' means the Borrower's revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit A to the Eighth Amendment and any note or notes issued in substitution therefor, as the same may hereafter be amended, supplemented or restated from time to time."

    2.  No Other Changes.  Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

    3.  Origination Fee.  The Borrower shall pay the Lender, in three equal monthly installments, the first installment due on October 31, 1999 and each subsequent installment due on the last day of each month thereafter, a fully earned, non-refundable fee in the amount of $2,400 in consideration of the Lender's execution of this Amendment.

    4.  Conditions Precedent.  This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

      (a) The Revolving Note duly executed on behalf of the Borrower.

      (b) A Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the board of directors of the Borrower approving the execution and delivery of this Amendment and the Revolving Note, (ii) the fact that the articles of incorporation and bylaws of the Borrower, which were certified and delivered to the Lender pursuant to the Certificate of Authority of the Borrower's secretary or assistant secretary dated as of March 31, 1997 continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Borrower who have been certified to the Lender, pursuant to the Certificate of Authority of the Borrower's secretary or assistant secretary dated as of March 31, 1997 as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Borrower.

      (c) Payment of the fee described in Paragraph 3.

      (d) Such other matters as the Lender may require.

    5.  Representations and Warranties.  The Borrower hereby represents and warrants to the Lender as follows:

      (a) The Borrower has all requisite power and authority to execute this Amendment and the Revolving Note and to perform all of its obligations hereunder, and this Amendment and the Revolving Note have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms.

      (b) The execution, delivery and performance by the Borrower of this Amendment and the Revolving Note have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

      (c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

    6.  References.  All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

    7.  No Waiver.  The execution of this Amendment and acceptance of the Revolving Note and any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

    8.  Release.  The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

    9.  Costs and Expenses.  The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Credit Agreement, the Security Documents and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under paragraph 3 hereof.

    10.  Miscellaneous.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BUSINESS CREDIT, INC.	MEDICAL GRAPHICS CORPORATION
By /S/ DIANE G. CONLEY Diane G. Conley Its Officer	By /S/ RICHARD E. JAHNKE Richard E. Jahnke Its Chief Executive Officer

Exhibit A to
Eighth Amendment

REVOLVING NOTE

$4,500,000

Minneapolis, Minnesota
October 13, 1999

    For value received, the undersigned, MEDICAL GRAPHICS CORPORATION, a Minnesota corporation (the "Borrower"), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation formerly known as Norwest Business Credit, Inc. (the "Lender"), at its main office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Four Million Five Hundred Thousand Dollars ($4,500,000) or, if less, the aggregate unpaid principal amount of all Revolving Advances made by the Lender to the Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement dated as of March 31, 1997 (as the same may be amended, supplemented or restated from time to time, the "Credit Agreement") by and between the Lender and the Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

    This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Revolving Note referred to in the Credit Agreement. This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

    The Borrower hereby agrees to pay all costs of collection, including attorneys' fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

    To the extent this Note evidences the Borrower's obligation to pay Advances made before the date hereof, this Note is issued in substitution for and replacement of but not in payment of the Borrower's promissory note dated as of March 31, 1997, payable to the order of Norwest Business Credit, Inc. in the original principal amount of $4,100,000.

    Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

MEDICAL GRAPHICS CORPORATION
By

Its